Exhibit 10.32

CBOT HOLDINGS, INC.

RESTRICTED STOCK AWARD

Pursuant to the authority reserved to the Compensation Committee of the Board of Directors of CBOT Holdings, Inc., a Delaware corporation (the “Company”), the Participant specified below has been granted shares of restricted stock of the Company’s Class A Common Stock (“Restricted Stock”) under the terms of the CBOT Holdings, Inc. 2005 Long-Term Equity Incentive Plan (the “Plan”) and pursuant to this Restricted Stock Award (the “Award”).

1. Terms of Award. The following terms used in this Award shall have the meanings set forth in this paragraph 1:

The “Participant” is ______________________.

The “Grant Date” is __________________.

The number of shares of Restricted Stock is _____________.

Except where the context clearly implies to the contrary, any capitalized term in this Award shall have the meaning ascribed to that term under the Plan.

2. Restrictive Legends. All certificates representing shares of Restricted Stock shall have affixed thereto a legend in substantially the following form, in addition to any other legends that may be required under federal or state securities laws:

“The shares of stock represented by this certificate are subject to restrictions on transfer and a risk of forfeiture as set forth in the CBOT Holdings, Inc. 2005 Long-Term Equity Incentive Plan and a certain Restricted Stock Award. Such Plan and Award are available for inspection at the office of the Secretary of the corporation.”

3. Vesting of Shares. The Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered prior to the date the Participant is vested in the shares in accordance with the following schedule:

INSTALLMENT	VESTING DATE APPLICABLE TO INSTALLMENT
_____ shares	[date]
_____ shares	[date]
_____ shares	[date]

Notwithstanding the foregoing provisions of this paragraph 3, the Participant shall become vested in the shares of Restricted Stock and restrictions on such shares shall lapse to the extent provided in a written employment agreement entered into between the Participant and the Company (an “employment agreement”) including change of control provisions provided therein. Except as otherwise provided in this paragraph 3 or an employment agreement, the Participant shall forfeit all unvested shares of Restricted Stock as of the date of any termination of the Participant’s employment with the Company.

4. Plan Governs. Notwithstanding anything in this Agreement to the contrary, the terms of this Award shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company.

5. Not an Employment Contract. The grant of the shares of Restricted Stock will not confer on the Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate or modify the terms of such Participant’s employment or other service at any time.

6. Applicable Law. The provisions of this Award shall be construed in accordance with the laws of the State of Delaware, without regard to the conflict of law provisions of any jurisdiction.

IN WITNESS WHEREOF, the Company has caused this Restricted Stock Award to be executed in its name and on its behalf, all as of the Grant Date.

CBOT HOLDINGS, INC., a Delaware corporation

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